As filed with the Securities and Exchange Commission on January 17, 2013

Registration Statement No. 119648

Registration Statement No. 130716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 119648

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 130716

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Callisto Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-3894575
(State of Incorporation)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 601
New York, NY 10170	10170
(Address of Principal Executive Offices)	(Zip Code)

1996 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

2005 EQUITY COMPENSATION INCENTIVE PLAN

2005 DIRECTORS’ STOCK OPTION PLAN

AND NON-PLAN EMPLOYEE OPTIONS

CALLISTO PHARMACEUTICALS, INC. 1996 INCENTIVE AND NON-QUALIFIED

STOCK OPTION PLAN AND NON-PLAN EXECUTIVE AND DIRECTOR OPTIONS

(Full Title of each Plan)

Gary S. Jacob

Callisto Pharmaceuticals, Inc.

420 Lexington Avenue, Suite 601

New York, NY 10170

(212) 297-0010

( Name, Address and Telephone Number, Including Area Code, of Agent for Service )

Copy to:

Leslie Marlow, Esq.

Gracin & Marlow, LLP

405 Lexington Avenue, 26th Floor

New York, New York 10174

(212) 907-6457

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) of Callisto Pharmaceuticals, Inc. (“Callisto”):

•             Registration Statement on Form S-8 (File No. 333-130716), filed by Callisto with the SEC on December 27, 2005, relating to 8,806,984 shares of common stock, par value $0.0001 per share, of Callisto (“Callisto Common Stock”) for issuance under the 1996 Incentive And Non-Qualified Stock Option Plan, 2005 Equity Compensation Incentive Plan, 2005 Directors’ Stock Option Plan, and Non-Plan Employee Options

•             Registration Statement on Form S-8 (File No. 333-119648), filed by Callisto with the Securities and Exchange Commission (the “SEC”) on October 8, 2004, relating to 3,100,000 shares of Callisto Common Stock under the Callisto Pharmaceuticals, Inc. 1996 Incentive and Non-Qualified Stock Option Plan and Non-Plan Executive And Director Options

Effective as of January 17, 2013, pursuant to an Agreement and Plan of Merger dated as of July 20, 2012, as amended on October 15, 2012 Callisto was merged with and into Synergy Pharmaceuticals, Inc. (“Synergy”)  with Synergy surviving the merger (the “Merger”)

As a result of the Merger, Synergy as a successor by merger to Callisto, has terminated all offerings of Callisto Common Stock pursuant to existing registration statements, including the Registration Statements. In accordance with undertakings made by Callisto in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of Callisto Common Stock that remain unsold at the termination of the offering, Synergy is filing this Post-Effective Amendment No. 1 to the Registration Statements and hereby removes from registration all shares of Callisto Common Stock registered under each of the Registration Statements that remain unsold as of the effective date of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 17, 2013.

SYNERGY PHARMACEUTICALS, INC. successor by merger to Callisto Pharmaceuticals, Inc.

By:	/s/ Gary S. Jacob
Gary S. Jacob
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements on Form S-8 has been signed by the following persons in the capacities indicated below on January 17, 2013.

Signature	Title

/s/ Gary S. Jacob	Chief Executive Officer
Gary S. Jacob	(Principal Executive Officer)

/s/ Bernard Denoyer	Executive Vice President, Chief Financial Officer and Treasurer
Bernard Denoyer	(Principal Financial Officer)

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